EXHIBIT 77H

For RiverSource Floating Rate Fund:

During the six-month period ended Jan. 31, 2010, the Fund served as an underlying investment of affiliated funds-of-funds. The RiverSource Portfolio Builder funds, RiverSource Income Builder funds and RiverSource Investments, LLC through its initial capital investments, were owners of record of more than 25% of the outstanding shares of the Fund.

For RiverSource Inflation Protected Securities Fund:

During the six-month period ended Jan. 31, 2010, the Fund served as an underlying investment of affiliated funds-of-funds. The Disciplined Asset Allocation Portfolios, RiverSource Portfolio Builder funds, RiverSource Income Builder funds, and RiverSource Retirement Plus funds were owners of record of more than 25% of the outstanding shares of the Fund.

For RiverSource Limited Duration Bond Fund:

During the six-month period ended Jan. 31, 2010, the Fund served as an underlying investment of affiliated funds-of-funds. The RiverSource Portfolio Builder funds and RiverSource Investments, LLC and RiverSource Life Insurance Company, through their initial capital investments, were owners of record of more than 25% of the outstanding shares of the Fund.